EXHIBIT 21

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC. - FEDERAL, a Delaware Corporation

(also does business as “CACI eBusiness Solutions”)

CACI, INC. - COMMERCIAL, a Delaware Corporation

CACI Limited, a United Kingdom Corporation

Automated Sciences Group, Inc., a Delaware Corporation

CACI Technologies, Inc., a Virginia Corporation

(also does business as “CACI Productions Group”)

CACI Dynamic Systems, Inc., a Virginia Corporation

CACI Premier Technology, Inc., a Delaware Corporation

CACI SYSTEMS AND TECHNOLOGY LTD, a Canadian Corporation